UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MANNING & NAPIER, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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290 Woodcliff Drive

Fairport, New York 14450

You are cordially invited to attend the 2016 annual meeting of stockholders (the “Annual Meeting”) of Manning & Napier, Inc. The Annual Meeting will be held at 9:00 a.m., local time on Thursday, June 16, 2016. This year, our Annual Meeting will be a virtual meeting held over the Internet. You will be able to attend the Annual Meeting, vote your shares electronically, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/MN2016 and entering your unique voter identification number.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describes the formal business to be transacted at the Annual Meeting. Our directors and executive officers will be present at the Annual Meeting to respond to questions from our stockholders.

All holders of record of the Company’s shares of common stock outstanding at the close of business on April 20, 2016 will be entitled to vote at the Annual Meeting.

Your vote is important to us and our business and we strongly encourage you to cast your vote.

Sincerely,

/s/ William Manning
William Manning
Chairman and Chief Executive Officer

Fairport, New York

April 29, 2016

290 Woodcliff Drive

Fairport, New York 14450

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 16, 2016

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Manning & Napier, Inc., which will be a virtual meeting held over the Internet, will be held at 9:00 a.m., local time on Thursday, June 16, 2016 for the following purposes:

I.	Election of seven directors to our Board of Directors;

II.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for our fiscal year ending December 31, 2016;

III.	An advisory (non-binding) vote approving the compensation of our named executive officers;

IV.	Such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Stockholders of record at the close on business on April 20, 2016 are entitled to notice of, and to vote at, the Annual Meeting. Each holder of our Class A common stock is entitled to one vote for each share of Class A common stock held at that time. The holder of our Class B common stock is entitled to a number of votes equal to 101% of the aggregate number of votes entitled to be cast by the holders of shares of our Class A common stock and any other class of equity securities entitled to vote other than the Class B common stock, as calculated on the record date for the Annual Meeting. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of 10 days prior to the Annual Meeting through the Corporate Secretary at our principal executive offices at 290 Woodcliff Drive, Fairport, New York 14450.

Even if you plan to attend the Annual Meeting virtually, we ask you to please complete, sign and return the enclosed proxy card or vote your shares by telephone or through the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 16, 2016. The Proxy Statement, 2015 Annual Report to Stockholders and other Soliciting Material are available in the Investor Relations section of the company’s corporate website at www.manning-napier.com.

By Order of the Board of Directors,

/s/ Richard B. Yates
Richard B. Yates
Chief Legal Officer and Secretary

Fairport, New York

April 29, 2016

MANNING & NAPIER, INC.

290 Woodcliff Drive

Fairport, New York 14450

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

to be held at 9:00 a.m. on June 16, 2016

In this Proxy Statement, “we”, “our,” and “us” refers to Manning & Napier, Inc. (also referred to as the “Company”) and its consolidated subsidiaries.

This Proxy Statement is furnished to the stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of stockholders of the Company to be held on Thursday, June 16, 2016 at 9:00 a.m., local time (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. As described below, this year’s Annual Meeting will be a completely virtual meeting of stockholders to be held over the Internet.

A Notice of Internet Availability of Proxy Materials (the Chief Executive Officer’s letter, the Notice of Annual Meeting of Stockholders, this Proxy Statement, the accompanying proxy card for holders of our Class A common stock and Class B common stock, and the accompanying Annual Report on Form 10-K for our fiscal year ended December 31, 2015 (the “Annual Report”)) will first be mailed to stockholders on or about May 6, 2016, and shareholders will have the option to request a full set of such materials prior to the Annual Meeting.

YOU CAN VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE. IF YOU RECEIVED A PAPER PROXY CARD BY MAIL, YOU MAY ALSO VOTE BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENVELOPE PROVIDED.

This Proxy Statement and our Annual Report are available at www.manning-napier.com.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

When and where is the Annual Meeting?

The Annual Meeting will be held at 9:00 a.m., local time, on Thursday, June 16, 2016. The Company will be hosting this year’s Annual Meeting live over the Internet at www.virtualshareholdermeeting.com/MN2016. This year’s Annual Meeting will be a completely virtual meeting to be held over the Internet. There will not be any in-person meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

•	All stockholders can attend the Annual Meeting over the Internet at www.virtualshareholdermeeting.com/MN2016;

•	Only stockholders as of the record date of April 20, 2016 may vote or submit questions while attending the Annual Meeting (by using the 16-digit control number provided in your Notice of Internet Availability of Proxy Materials);

•	Instructions on how to attend the Annual Meeting are posted at www.virtualshareholdermeeting.com/MN2016; and

•	A replay of the Annual Meeting will be available online for approximately 12 months following the meeting date.

Who is soliciting my proxy?

The solicitation of proxies is made by and on behalf of the Company’s Board of Directors.

Why was I mailed a notice regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we will send a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What matters will be voted upon at the Annual Meeting?

At the Annual Meeting you will be asked to consider and vote upon the following matters:

•	Election of seven directors to our Board of Directors;

•	Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accountants for our fiscal year ending December 31, 2016;

•	An advisory vote approving the compensation of our named executive officers; and

•	Transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of at least a majority of the total voting power of our issued and outstanding shares of Class A common stock and Class B common stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

Who is entitled to vote?

Only stockholders of record of our Class A common stock and Class B common stock at the close of business on Wednesday, April 20, 2016, which is the “record date,” are entitled to notice of, and to vote at, the Annual Meeting. Shares that may be voted include shares that are held (1) directly by the stockholder of record, and (2) beneficially through a broker, bank or other nominee. Each holder of our Class A common stock is entitled to one vote for each share of Class A common stock held at that time. The holder of our Class B common stock is entitled to a number of votes equal to 101% of the aggregate number of votes entitled to be cast by the holders of shares of our Class A common stock and any other class of equity securities entitled to vote other than the Class B common stock, as calculated on the record date for the Annual Meeting.

As of the record date, there were approximately 14,807,540 shares of our Class A common stock and 1,000 shares of our Class B common stock issued and outstanding and entitled to be voted at the Annual Meeting. Also as of the record date, William Manning, our Chairman and Chief Executive Officer, beneficially owned 100% of our Class B common stock and approximately 50.2% of the voting power of our Class A common stock and Class B common stock, voting together as a single class. See “Principal and Management Stockholders.” Accordingly, the affirmative vote of Mr. Manning alone is sufficient to adopt each of the proposals to be submitted to the stockholders at the Annual Meeting.

What is the difference between holding shares as a “registered owner” and as a “beneficial owner”?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially:

•	Registered Owners—If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record. As the stockholder of record, you have the right to grant your proxy vote directly to the Company or to vote in person at the Annual Meeting.

•	Beneficial Owners—If your shares are held in a brokerage account, bank or by another nominee, you are the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote or to vote in person at the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the stockholder of record), giving you the right to vote the shares.

What stockholder approval is necessary for approval of the proposals?

The election of directors requires the affirmative vote of a plurality of the total shares of our Class A common stock and Class B common stock voting at the Annual Meeting. With respect to the election of directors, votes may be cast FOR a director nominee or WITHHELD from a director nominee. A stockholder may also abstain from voting on the proposal. A withhold vote, a broker non-vote, and an abstention will not count as a vote for or against any of the nominees.

Although the Company’s independent registered public accountants may be selected by the Audit Committee of the Board of Directors without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the total shares of our Class A common stock and Class B common stock voting on the proposal to be a ratification by the stockholders of the selection of PwC as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016. With respect to the ratification of the appointment of PwC, votes may be cast FOR the proposal or AGAINST the proposal. A stockholder may also abstain from voting on the proposal. A broker non-vote will not count as a vote for or against this proposal. Abstentions will have the same effect as a vote against the proposal.

The advisory vote approving the executive compensation of our named executive officers requires the affirmative vote of a majority of the total shares of our Class A common stock and Class B common stock cast at the Annual Meeting. With respect to the vote on executive compensation, votes may be cast FOR the proposal or AGAINST the proposal. A stockholder may also abstain from voting on the proposal. A broker non-vote will not count as a vote for or against this proposal. Abstentions will have the same effect as a vote against the proposal. While our Board of Directors intends to consider carefully the stockholder vote resulting from the proposal, the final vote will not be binding and is advisory in nature.

May I vote my shares at the Annual Meeting?

If you are the registered owner of shares, you have the right to vote these shares at the Annual Meeting.

If you are the beneficial owner of shares, you may vote these shares at the Annual Meeting if you have requested and received a legal proxy from your broker, bank or other nominee (the stockholder of record) giving you the right to vote the shares at the Annual Meeting, completed such legal proxy and presented it to the Company at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy card or voting instructions, or vote your shares by telephone or through the Internet, so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

If you are the registered owner of shares, you may instruct the named proxy holders on how to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage pre-paid envelope provided with this Proxy Statement, or by using the Internet voting site or the toll-free telephone number listed on the proxy card. Specific instructions for using the Internet and telephone voting systems are on the proxy card. The Internet and telephone voting systems will be available until 11:59 p.m. Eastern Daylight Time, on Wednesday, June 15, 2016 (the day before the Annual Meeting).

If you are the beneficial owner of shares held in street name, you may instruct your broker, bank or other nominee on how to vote your shares. Your nominee has enclosed with this Proxy Statement a voting instruction card for you to use in directing your nominee on how to vote your shares. The instructions from your nominee will indicate if Internet or telephone voting is available and, if so, will provide details regarding how to use those systems.

What is a broker non-vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (1) the beneficial owner has not instructed the nominee how to vote, and (2) the nominee lacks discretionary voting power to vote such shares. Under New York Stock Exchange (“NYSE”) rules, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

All proposals other than the ratification of PwC as the Company’s independent registered public accountants for fiscal year 2016 are non-routine matters and, therefore, shares of our Class A common stock held in “street name” will not be voted with respect to these proposals without voting instructions from the beneficial owners. You should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.

How will my proxy be voted?

Shares represented by a properly executed proxy (in paper form, by Internet or by telephone) that is received timely, and not subsequently revoked, will be voted at the Annual Meeting or any adjournments or postponements thereof in the manner directed on the proxy form by the proxy (one of the individuals named in the proxy form). If you sign the proxy form but do not make specific choices, your proxy will vote your shares (1) FOR the election of the nominees listed in this Proxy Statement as directors of the Company, (2) FOR the ratification of PwC as the Company’s independent registered public accounting firm for the 2016 fiscal year, and (3) FOR the approval, on an advisory (non-binding) basis, of the compensation paid to our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

If any other matter is presented at the Annual Meeting, your proxy will vote in accordance with his or her best judgment. As of the date of this Proxy Statement, the Company is not aware of other matters to be acted on at the Annual Meeting other than those matters described in this Proxy Statement. If, for any unforeseen reason, any of the director nominees are not available to serve as a director, the named proxy holders will vote your proxy for such other director candidate or candidates as may be nominated by the Board of Directors.

May I revoke my proxy and change my vote?

Yes. You may revoke your proxy and change your vote at any time prior to the vote at the Annual Meeting.

If you are the registered owner of shares, you may revoke your proxy and change your vote with respect to those shares by (1) submitting a later-dated proxy, a later-dated vote by telephone or later-dated vote via the Internet (which automatically revokes the earlier proxy), (2) giving notice of your changed vote to us in writing mailed to the attention of Sarah C. Turner, at our executive offices, or (3) attending the Annual Meeting and giving notice of your intention to vote in person.

If you are the beneficial owner of shares held in street name, you may revoke your proxy and change your vote with respect to those shares (1) by submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions or (2) if you have obtained a legal proxy from your nominee giving you the right to vote your shares, by attending the Annual Meeting, presenting the completed legal proxy to the Company and voting in person.

You should be aware that your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

Who will count the votes?

Our proxy agent, Broadridge Investor Communication Solutions, Inc. (“Broadridge”), will tabulate and certify the votes. A representative of the proxy agent will serve as the inspector of election.

Who will pay the costs of soliciting proxies?

The costs of soliciting proxies pursuant to this Proxy Statement will be borne by the Company. Proxies will be solicited initially by mail. Further solicitation may be made in person or by telephone, electronic mail or facsimile. The Company will bear the expense of preparing, printing and mailing this Proxy Statement and accompanying materials to our stockholders. The Company may also reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of our Class A common stock.

The Company has retained Broadridge, an independent proxy solicitation firm, to assist in soliciting proxies from stockholders. Broadridge will receive a fee as compensation for its services and will be reimbursed for its out-of-pocket expenses. The Company has agreed to indemnify Broadridge against certain liabilities arising under the federal securities laws.

Where Can I Find The Voting Results Of The Annual Meeting?

The Company will publish final voting results of the Annual Meeting in a Current Report on Form 8-K within four business days after the Annual Meeting.

What Should I Do If I Receive More Than One Set Of Voting Materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and/or multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction card that you receive.

Who Can Help Answer My Questions?

If you have any questions concerning a proposal or the Annual Meeting, if you would like additional copies of this Proxy Statement or our Annual Report, or if you need special assistance at the Annual Meeting, please call our Investor Relations office toll free at 1-800-983-3369. In addition, information regarding the Annual Meeting is available via the Internet at our website www.manning-napier.com.

YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT IN ITS ENTIRETY. The summary information provided above in “question and answer” format is for your convenience only and is merely a brief description of material information contained in this Proxy Statement.

YOUR VOTE IS IMPORTANT. IF YOU ARE A REGISTERED OWNER, YOU MAY VOTE BY TELEPHONE, INTERNET OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS OF YOUR BROKER, BANK OR OTHER NOMINEE PROVIDED WITH THIS PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1—ELECTION OF DIRECTORS

At the Annual Meeting, seven directors are to be elected to serve for a term of one year, until the 2017 Annual Meeting of Stockholders or until their successors are elected and qualified, or their earlier resignation or removal. The seven nominees for director are:

William Manning

Richard Barrington

Richard Goldberg

Barbara Goodstein

Michael E. Jones

Edward J. Pettinella

Geoffrey Rosenberger

Our Nominating and Corporate Governance Committee recommended Messrs. Manning, Barrington, Goldberg, Jones, Pettinella, Rosenberger and Ms. Goodstein each as a nominee for director. All of these nominees, with the exception of Mr. Jones, are current members of our Board of Directors, and each nominee has agreed to be named in this Proxy Statement and to serve as a director of the Company if elected. Our Board of Directors believes these directors are well qualified and experienced to direct and manage the Company’s operations and business affairs and will represent the interests of the stockholders as a whole.

If any director nominee becomes unavailable for election, which is not anticipated, our Board of Directors intends that proxies will be voted for the election of such other person or persons as designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee, unless the Board of Directors resolves to reduce the number of directors to serve on the Board of Directors and thereby reduce the number of directors to be elected at the Annual Meeting.

There is no cumulative voting for the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE DIRECTOR NOMINEES LISTED HEREIN.

Number of Directors and Term of Directors and Executive Officers

Our Amended and Restated Bylaws provide that the number of directors will not be less than 3 nor more than 15 with the exact number to be fixed by our Board of Directors. Our stockholders elect successors for directors whose terms have expired at our Annual Meeting. The Board of Directors elects members to fill new membership positions and vacancies in unexpired terms on the Board of Directors. Executive officers of the Company are elected by the Board of Directors and hold office until their successors are elected and qualified or until their earlier death, retirement, resignation or removal.

Directors and Executive Officers

The following table sets forth certain information concerning the current directors, director nominees and executive officers of the Company, other than Robert M. Zak. Mr. Zak was appointed in November 2011, and has informed the Company that he would not stand for re-election to the Board at the 2016 Annual Meeting. Ages are given as of the date of this Proxy Statement. All of our executive officers were appointed to their positions in June 2011, with the exception of James Mikolaichik who was appointed in September 2011 and Mr. Manning, who was appointed Chief Executive Officer in April 2016. Mr. Manning was first appointed to his position as Chairman effective June 2011. Mr. Pettinella was appointed in November 2011, Ms. Goodstein was appointed in November 2012, Mr. Goldberg was appointed in June 2014, Mr. Barrington was appointed in November 2015, Mr. Rosenberger was appointed in March 2016.

Name	Age	Position(s)
William Manning	79	Chairman and Chief Executive Officer
Jeffrey S. Coons	52	President
James Mikolaichik	44	Chief Financial Officer
Charles H. Stamey	55	Executive Vice President
Richard B. Yates	50	Chief Legal Officer and Secretary
Edward J. Pettinella	64	Director
Barbara Goodstein	55	Director
Richard Goldberg	63	Director
Richard Barrington	54	Director
Geoffrey Rosenberger	62	Director
Michael E. Jones	61	Director Nominee

William Manning is our co-founder and Chief Executive Officer, and has served as the Chairman of our Board of Directors since our organization in 2011. In addition, since 2003 Mr. Manning has served as Director of Investment Process at Manning & Napier Advisors, LLC, our affiliate, and, prior to that, was also the President of Manning & Napier Advisors, LLC. In addition, Mr. Manning has previously held officer and director positions with Manning & Napier Fund, Inc. (the “Fund”). Mr. Manning earned a Bachelor’s degree from Dartmouth College in 1958.

Mr. Manning’s qualifications to serve on our Board of Directors include his operating and leadership experience as an officer and director of Manning & Napier Advisors, LLC since it was founded including in his role as the primary architect of its research and investment process.

Jeffrey S. Coons has served as our President since our organization in 2011. Dr. Coons has served as the President of Manning & Napier Advisors, LLC since June 2010, as the Co-Director of Research from 2002 through March 2015, and as a member of its executive management team since 1999, including serving on the Operating Committee to assist the CEO beginning in April 2016. In addition, Dr. Coons is a member of Manning & Napier Advisors, LLC’s Senior Research Group. Dr. Coons earned a Bachelor’s degree from the University of Rochester in 1985, at which time he joined Manning & Napier Advisors, LLC, and a Ph.D from Temple University in 1996.

James Mikolaichik has served as our Chief Financial Officer since September 2011, including serving on the Operating Committee to assist the CEO beginning in April 2016. Previously, Mr. Mikolaichik served as Executive Vice President and Head of Strategy of Old Mutual Asset Management from 2008 through 2011 and as its Chief Risk Officer from 2004 through 2008. Mr. Mikolaichik also served, in various capacities, at Deloitte & Touche LLP providing consulting, financial advisory, auditing and accounting services from 1993 through 2004. Mr. Mikolaichik earned a Bachelor’s degree from Susquehanna University in 1993 and an M.B.A. from Columbia University School of Business in 2001.

Charles H. Stamey has served as our Executive Vice President since our organization in 2011, including serving on the Operating Committee to assist the CEO beginning in April 2016. In addition, Mr. Stamey has served as the Managing Director of Sales and Distribution at Manning & Napier Advisors, LLC since May 2010 and as a member of its executive management team since 2000. Prior to May 2010, Mr. Stamey served as the Managing Director of Client Relations of Manning & Napier Advisors, LLC. Mr. Stamey received his Bachelor’s degree from Mount Vernon University in 1981 and an M.B.A. from The Ohio State University in 1985.

Richard B. Yates has served as our Chief Legal Officer and Secretary since our organization in 2011, including serving on the Operating Committee to assist the CEO beginning in April 2016. In addition, Mr. Yates is the Chief Legal Officer of each of Manning & Napier Advisors, LLC and the Fund and has executive officer and director positions at certain other of our affiliates. Mr. Yates earned a Bachelor’s degree from the University of Rochester in 1987 and a Juris Doctor from Brooklyn Law School in 1992.

Edward J. Pettinella joined our Board of Directors in November 2011. As former President, CEO and Director of Home Properties, Inc. an S&P 400 company which was traded on the NYSE, Ed Pettinella ran a $7.6 billion real estate investment trust (REIT). The REIT acquired, developed and operated apartment communities, primarily in the Northeast and Mid-Atlantic markets. Home Properties was purchased by Lone Star Funds in Fall 2015. Prior to joining Home Properties in 2001, Mr. Pettinella served as President, Charter One Bank of NY and Executive Vice President, Charter One Financial, Inc. In addition, he held several management positions for Rochester Community Savings Bank, including Chief Operating Officer, Chief Financial Officer and Chief Investment Officer. Previously, he worked in the Treasurer’s Office at Ford Motor Credit headquartered in Dearborn, Michigan. Mr. Pettinella is currently serving as the Executive Chairman of the Board with Progress, a real estate company with substantial holdings throughout the country. Additionally, he serves on the Board of Directors of the Rochester Business Alliance and the SUNY Geneseo Foundation, where he was Chairman of the Board for 12 years. Previously he served on the board of the National Association of Real Estate Investment Trusts, the National Multi Housing Council and was a member of the Urban Land Institute. He is a graduate of the State University of New York at Geneseo and holds a Masters in Business Administration degree in Finance from Syracuse University.

Mr. Pettinella’s qualifications to serve on our Board of Directors include his extensive, broad-based experience in the banking industry, including a multi-billion dollar financial services company.

Barbara Goodstein joined our Board of Directors in November 2012. Ms. Goodstein served as the Chief Marketing Officer at Vonage from 2012 through January 2015. Prior to joining Vonage, Ms. Goodstein held senior management positions at AXA Equitable, JP Morgan Chase, and Instinet.com. In addition, Ms. Goodstein served as a member of the Board of Directors of AXA Advisors from 2006 through 2010 and Chase Investor Services Corp. from 2001 through 2005. Ms. Goodstein currently serves as the chief executive officer and president of Tiger 21 Holdings. Ms. Goodstein earned a Bachelor’s degree from Brown University in 1981 and an M.B.A. from Columbia University School of Business in 1983.

Ms. Goodstein’s qualifications to serve on our board of directors include her extensive marketing experience in the financial services industry.

Richard Goldberg joined our Board of Directors in June 2014. Mr. Goldberg has served as a Senior Advisor to Needham & Company since 2009. Prior to joining Needham & Company, Mr. Goldberg was a managing director and head of the North American Financial Institutions Group at Dresdner Kleinwort Wasserstein (formerly Wasserstein Perella), and vice president in Mergers and Acquisitions at Lazard. Mr. Goldberg is currently a faculty and board member of Columbia University’s School of International and Public Affairs. He earned a Bachelor’s degree from Boston College in 1975 and an M.B.A. from University of Pennsylvania’s Wharton Business School in 1978.

Mr. Goldberg’s qualifications to serve on our board of directors include his more than 30 years of experience in the investment industry.

Richard Barrington joined our Board of Directors in November 2015. Mr. Barrington previously worked at Manning & Napier Advisors, LLC for over 20 years until 2006, beginning in an entry-level position and working his way up to become an owner and executive group member at the firm. Mr. Barrington spent most of his time at Manning & Napier serving as the Managing Director of Client Services, but his overall experience spanned various departments of the firm, including Operations, Sales, and Marketing. Mr. Barrington currently works as an independent financial journalist and a published author. He earned a Bachelor’s degree from St. John Fisher College in 1983 and earned his Chartered Financial Analyst designation in 1990.

Mr. Barrington’s qualifications to serve on our board of directors include his more than 30 years of experience in the financial profession, and his significant experience at Manning & Napier.

Geoffrey Rosenberger joined our Board of Directors in March 2016. Mr. Rosenberger started his career with Manning & Napier Advisors, LLC in 1976 and went on to become a co-founder of Clover Capital Management, Inc. in 1984. He served as Managing Director at Clover Capital until his retirement in 2004. Mr. Rosenberger currently manages his personal holding company, Lily Pond Ventures, LLC, in addition to serving on several educational and corporate boards. He earned a Bachelor’s degree in 1974 and an M.B.A. in 1976, both from the University of Kentucky. Mr. Rosenberger is a Chartered Financial Analyst.

Mr. Rosenberger’s qualifications to serve on our board of directors include his nearly 30 years of experience in the investment management and financial services industries.

Michael E. Jones joined our Board of Directors in April 2016. Mr. Jones previously worked at Manning & Napier Advisors, LLC beginning in 1979 as a securities analyst and went on to become a co-founder and CEO of Clover Capital Management, Inc. in 1984 and of Alesco Advisors, Inc. in 2000, where he also served as director until 2008. Following the sale of Clover Capital Management to Federated Investors, Inc in 2008, Mr. Jones continued in his role of senior investment strategist for Federated Clover Investment Advisors until 2014. He earned a Bachelor’s degree from the University of Rochester in 1979 and earned his Chartered Financial Analyst designation in 1990.

Mr. Jones’s qualifications to serve on our board of directors include his over 36 years of experience in the investment management and financial services industries.

There are no family relationships among the Company and any of its executive officers, directors or nominees for director other than those identified in the “Certain Relationships and Related Party Transactions” section of this Proxy Statement.

Set forth below is a list of the names, ages and positions of other current significant employees, all of whom are members of our Senior Research Group as of the date of this Proxy Statement.

Name	Age	Position(s)
Ebrahim Busheri	50	Director of Investments
Christian A. Andreach	43	Co-Head of Global Equities
Marc D. Tommasi	52	Co-Head of Global Equities

Biographies of Significant Employees

Ebrahim Busheri, having rejoined the Company in 2011, is a member of the Senior Research Group and was named Director of Investments in March 2015, and he has served on the Operating Committee to assist the CEO beginning in April 2016. Previously, Mr. Busheri worked as the Director of Investments at W.P. Stewart and as a Consultant for Heritage Capital. From 1988 to 2011, he worked at Manning & Napier Advisors in various roles, including as a Director of Research. Mr. Busheri earned a Bachelor’s degree in Accounting & Economics from Muskingum College in 1986 and an M.B.A. in Finance from the University of Rochester in 1988 and is a Chartered Financial Analyst.

Christian A. Andreach has served as the Co-Head of Global Equities of Manning & Napier Advisors since 2010 and as a member of its Senior Research Group since 2002. Mr. Andreach joined Manning & Napier Advisors in 1999. Mr. Andreach earned a Bachelor’s degree from St. Bonaventure University in 1995 and an M.B.A. from the University of Rochester in 1997 and is a Chartered Financial Analyst.

Marc D. Tommasi has served as the firm’s Chief Investment Strategist since April 2016, the Co-Head of Global Equities since March 2015, as the Head of Global Investment Strategy of Manning & Napier Advisors from 2010 through 2014, and as a member of its Senior Research Group since 1989. Mr. Tommasi joined Manning & Napier Advisors in 1986. Mr. Tommasi earned a Bachelor’s degree from the University of Rochester in 1986.

CORPORATE GOVERNANCE

Board Meetings

The directors hold regular meetings, attend special meetings as required and spend such time on the affairs of the Company as their duties require. Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend all Board of Directors meetings and meetings of the committees of the Board of Directors on which they serve. During 2015, the Board of Directors held eight meetings. Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member.

Attendance of Directors at 2015 Annual Meeting of the Stockholders

The Board of Directors encourages all of its members to attend its annual meeting of the stockholders. Four of the Company’s Directors attended the 2015 annual meeting of the stockholders and one Director participated by phone.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each consisting solely of independent directors, and our Board of Directors has adopted charters for its committees that comply with the NYSE and Securities and Exchange Commission (“SEC”) rules relating to corporate governance matters. Copies of these committee charters can be found under the “Investor Relations—Governance” section of the Company’s website at www.manning-napier.com and are available to any stockholder in writing upon request to the Company.

Audit Committee. Our Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, including the following:

•	monitor the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm;

•	assume direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm;

•	provide a medium for consideration of matters relating to any audit issues; and

•	prepare the audit committee report that the rules require be included in our filings with the SEC.

As of the date of this Proxy Statement, Messrs. Pettinella, Barrington, Zak, Rosenberger, and Ms. Goodstein serve on the Audit Committee and Mr. Pettinella serves as its chairman. Our Board of Directors has determined that Messrs. Pettinella, Zak, Barrington, Rosenberger, and Ms. Goodstein are financially literate and independent under the NYSE listing standards and under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that Mr. Pettinella is an “audit committee financial expert” within the meaning of the applicable rules of the SEC and the NYSE. The Audit Committee held eight meetings in 2015.

Compensation Committee. Our Compensation Committee reviews and recommends policy relating to compensation and benefits of our officers, directors and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other senior officers, evaluating the performance of these persons in light of those goals and objectives and setting compensation of these persons based on such evaluations. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter.

As of the date of this Proxy Statement, Messrs. Pettinella, Zak, Barrington, Rosenberger, and Ms. Goodstein serve on the Compensation Committee and Mr. Rosenberger currently serves as its chairman. Richard Hurwitz previously served as the chairman of the Compensation Committee until his resignation became effective on December 31, 2015. The Compensation Committee held five meetings in 2015.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees and assists our Board of Directors in identifying, reviewing and recommending nominees for election as directors; evaluates our Board of Directors and our management succession; develops, reviews and recommends corporate governance guidelines and a corporate code of business conduct and ethics; and generally advises our Board of Directors on corporate governance and related matters.

As of the date of this Proxy Statement, Messrs. Pettinella, Zak, Barrington, Rosenberger, and Ms. Goodstein serve on the Nominating and Corporate Governance Committee and Ms. Goodstein serves as its chairman. The Nominating and Corporate Governance Committee held three meetings in 2015.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of our Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee.

The Board of Directors also approved the formation of a Special Committee in August of 2015, which is comprised of independent directors. Messrs. Pettinella, Barrington, Rosenberger, and Ms. Goodstein are its members. Going forward, this committee will focus on reviewing strategic opportunities for the Company, including, but not limited to, acquisitions, alliances, capitalization, strategic partnerships and mergers of the Company and other similar corporate transactions, and will report back to the Board of Directors from time to time regarding its activities and recommendations.

Director Independence

Our Board of Directors has determined that current directors Messrs. Pettinella, Barrington, Rosenberger, Zak and Hurwitz, and Ms. Goodstein, as well as director nominee Mr. Jones, are each considered to be “independent directors” within the meaning of the NYSE’s listing standards and applicable law. The Company does not have separate criteria for determining independence different from the NYSE listing standards.

Our Board of Directors reviews periodically the relationships that each director or nominee has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Those directors or nominees whom the Board of Directors affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) as specified in the listing standards of the NYSE will be considered independent.

Because Mr. Manning holds a majority of the combined voting power of our capital stock through his ownership of 100% of our outstanding Class B common stock, we are considered a “controlled company” for the purposes of the NYSE listing requirements. As such, we are permitted to, and may, opt out of the NYSE listing requirements that would otherwise require our Board of Directors to be comprised of a majority of independent directors and require our Compensation Committee and Nominating and Corporate Governance Committee to be comprised entirely of independent directors. However, by electing not to opt out of such requirements, our committees are fully independent and we currently have a majority of independent directors.

Board Leadership Structure and Factors Involved in Selecting Directors

Our Board of Directors and management believe that the choice of whether the Chairman of our Board of Directors should be an executive of the Company, or a non-executive or independent director, depends upon a number of factors, taking into account the candidates for the position and the best interests of the Company and its stockholders. Currently, Mr. Manning is our Chairman. Mr. Manning’s operating and leadership experience as an officer and director of Manning & Napier Advisors, LLC since it was founded, including in his role as the primary architect of its research and investment process, make him a compelling choice for Chairman.

When seeking candidates for election and appointment to the Board of Directors, our Nominating and Corporate Governance Committee will consider candidates that possess the integrity, leadership skills and competency required to direct and oversee our management in the best interests of our stockholders, clients, employees, communities we serve and other affected parties, and consider the competency of the Board of Directors as a whole. With respect to the seven director nominees, the Nominating and Corporate Governance Committee focused on the information described in each of the Board of Directors members’ biographical information set forth above.

Stockholders may submit candidates for nomination to the Board of Directors based on the criteria set forth by the Nominating and Corporate Governance Committee and the Board of Directors in accordance with the procedures set forth in our Amended and Restated Bylaws. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as all other candidates.

To date, no stockholder nominations for director have been made nor have any stockholder recommendations for director been received by the Company.

Executive Sessions

Executive sessions of the Company’s non-management directors are held in conjunction with each regular Board of Directors meeting and may be held at other times as circumstances warrant. The committee Chairmen rotate as the presiding director of the non-management meetings of the Board.

Board’s Role in Risk Management Oversight

The Board of Directors oversees the process of risk management which may, from time to time, be delegated to a committee. Members of management, who bear responsibility for the management and assessment of risk at the Company, regularly communicate with the Board of Directors regarding the Company’s risk exposure and its efforts to monitor and mitigate such risks. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board of Directors may maintain oversight over such risks through the receipt of reports from the committee to the full Board of Directors. In addition, if a particular risk is material, or where otherwise appropriate, the full Board of Directors may assume oversight over a particular risk, even if the risk was initially overseen by a committee. Our Board of Directors believes that its leadership structure described above facilitates its oversight of risk management because it allows the Board of Directors, working through its committees, to appropriately participate in the oversight of management’s actions.

The Company’s Audit Committee maintains initial oversight of risks related to the integrity of the Company’s financial statements, internal controls over financial reporting and disclosure controls and procedures (including the performance of the Company’s internal audit function) and the performance of the Company’s independent auditor.

The Company’s Compensation Committee maintains initial oversight of risks related to the Company’s compensation practices, including practices related to equity incentive programs, other executive or company-wide incentive programs and hiring and retention. The Compensation Committee also reviews the Company’s compensation programs periodically for consistency and overall alignment with corporate goals and strategies.

In 2014, a Risk Oversight Committee was formed at the Manning & Napier Group, LLC (“Manning & Napier Group”) level to oversee risks related to our operating companies. This operating committee is comprised of a management team (President, Chief Financial Officer, Chief Legal Officer and Operations Director) along with other participants from the Finance, Internal Audit and Compliance departments, and it will report to the Company’s Board of Directors when appropriate.

Communications with the Board of Directors

Stockholders and all other interested parties may communicate with the Board of Directors, committees of the Board of Directors, and the independent or non-management directors, each as a group, and individual directors by submitting their communications in writing to the attention of the Company’s Secretary. All communications must identify the recipient(s), author, and state whether the author is a stockholder of the Company, and may be forwarded to the following address:

Manning & Napier, Inc.

290 Woodcliff Drive

Fairport, New York 14450

Attn: Secretary

The directors of the Company, including the non-management directors, have directed the Secretary not to forward to the intended recipient any communications that are reasonably determined in good faith by the Secretary to relate to improper or irrelevant topics or are substantially incomplete.

Corporate Governance Guidelines

We believe that good corporate governance helps to ensure that the Company is managed for the long-term benefit of our stockholders, and we continually review and consider our corporate governance policies and practices, the SEC’s corporate governance rules and regulations, and the corporate governance listing standards of the NYSE, the stock exchange on which our Class A common stock is traded.

Our Board of Directors has adopted Corporate Governance Guidelines, which guide the Board of Directors in the performance of its responsibilities to serve the best interests of the Company and its stockholders, a copy of which is posted on the Company’s website, www.manning-napier.com, under “Investor Relations—Governance” and is available to any stockholder in writing upon request to the Company.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers and employees. The purpose and role of this code is to focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct, and help enhance and formalize our culture of integrity, honesty and accountability. Our Code of Business Conduct and Ethics is posted on the Company’s website, www.manning-napier.com, under “Investor Relations—Governance” and is available to any stockholder in writing upon request to the Company.

Hedging Policies

Our Board of Directors has adopted an Insider Trading and Confidentiality Policy Statement that applies to all of the Company’s directors, officers and employees. The purpose of this policy, in addition to addressing the treatment of material non-public information, is to address provisions in the Dodd-Frank Act that require disclosure of a company’s hedging policies. Our policy includes prohibitions on transactions in options on and short sales of Company stock by our employees or directors. The policy specifically provides that entering into any contract or purchasing any instrument designed to hedge or offset any decrease in the market value of our stock owned by our employees and directors is not permitted. Our Insider Trading and Confidentiality Policy Statement is posted on the Company’s website. www.manning-napier.com, under “Investor Relations—Governance” and is available to any stockholder in writing upon request to the Company.

Recent Developments

In April 2016, Mr. Cunningham announced his retirement from the Company and stepped down as CEO and director. Mr. Cunningham will continue to serve for 90 days in an advisory capacity to assist with the management transition. In addition, Mr. Zak informed the Company that he would not stand for re-election at the 2016 Annual Meeting, and will no longer serve as director or member of any Board committee following the 2016 Annual Meeting.

EXECUTIVE COMPENSATION

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any filings of Manning & Napier, Inc. under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filings, and shall not be deemed soliciting material or filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis set forth below with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

Respectfully submitted:

Compensation Committee
Geoffrey Rosenberger, Chairman
Edward J. Pettinella
Barbara Goodstein
Richard Barrington
Robert M. Zak

Compensation Discussion and Analysis

This section summarizes the principles underlying our compensation policies relating to our named executive officers William Manning, Patrick Cunningham, James Mikolaichik, Ebrahim Busheri and Charles H. Stamey. It generally describes the manner and context in which compensation is earned by, and awarded and paid to, our named executive officers and provides perspective on the tables and narratives that follow in this section. Our Compensation Committee is comprised solely of independent directors and reviews, in consultation with the Board of Directors, senior management, and with input from our shareholders, our executive compensation program, including the design of our annual cash incentive and equity incentive programs. We have determined that each director who sits on our Compensation Committee is qualified to serve in such position. The Compensation Committee will continue to evaluate the need for revisions to our executive compensation program to ensure it is competitive with the companies with which we compete for superior executive talent.

Executive Compensation Practices

Below we highlight certain executive compensation practices that we employ to align executive compensation with strategic targets, and thereby stockholder interests. Also listed below are certain compensation practices we do not employ because we do not believe they would serve our stockholders’ long-term interests.

What We Do

Pay for Performance. We tie annual compensation to objective performance metrics with a focus on firm level business performance coupled with specific performance criteria related to net client cash flows, investment performance, strategic planning, product development and corporate development. Currently, no portion of our executives’ potential compensation is guaranteed, but rather is a consequence of company performance.

Net Economic Income Per Share Growth and Total Shareholder Return Metric. Aligning interests of our named executive officers with those of our shareholders is an important objective of our compensation program, so absolute and relative net economic income per share growth and relative total shareholder return are considered when determining various equity awards for our named executive officers.

Equity Award Retention Policy. Executives are required to retain 50% of the net after-tax shares received from all equity awards for a period of five years after the scheduled vesting date.

Vesting Period on Equity Awards. Restricted stock unit awards granted under the 2011 Equity Compensation Plan have historically included three-year cliff vesting periods.

Clawback Provision. We can rescind and/or recover any associated gains on equity awards granted to executives if the recipient’s fraud or misconduct leads to a restatement of financial statements.

What We Don’t Do

No Severance Agreements. We do not provide our executives with employment agreements that provide compensation or duration terms, severance payments, medical or insurance benefits or any other perquisites in the event the executive is terminated or resigns.

No Income Tax Gross-ups. We have not historically provided income tax gross-ups for personal benefits other than broad-based benefits.

No Established Program of Executive Perquisites. We have no established program of perquisites to provide personal benefits to our executive officers.

Compensation Philosophy and Objectives

We believe that to create long-term value for our stockholders we need a strong and seasoned management team that is focused on our business objectives of achieving profitable and sustainable financial results, expanding our investment capabilities through disciplined growth, continuing to diversify sources of revenue and delivering superior client service. Our named executive officers have strategic importance in supporting our business model of generating superior investment performance in high value-added investment strategies. We depend on our management team to execute on the strategic direction of the firm, recruit and manage our investment professionals, determine which investment strategies and products we launch, manage our distribution channels and provide the operational infrastructure that allows our investment professionals to focus on achieving attractive investment returns for our clients.

Our compensation program for our named executive officers is designed to meet the following objectives:

•	support our business strategy;

•	attract, motivate and retain top-tier professionals within the investment management industry, by rewarding past performance and encouraging future contributions to achieve our strategic goals and enhance stockholder value;

•	link total compensation to individual, team and company performance on both a short-term and a long-term basis;

•	align our named executive officers’ interests with those of our stockholders; and

•	be flexible enough so we can respond to changing economic conditions.

For instance, strategic objectives, economic net income growth, investment performance, total shareholder return and net client cash flows of the Company are used to determine our executive compensation. Our compensation and equity participation programs provide opportunities, predominantly contingent upon performance, which we believe have assisted our ability to attract and retain highly qualified professionals. We use, and expect to continue to use, cash compensation programs and equity participation in a combination that has been successful for us in the past and that we believe will continue to be successful for us. In addition, we have completed a transition to clearly defined targets for the senior management team in order to achieve enhanced strategic and shareholder alignment with our executive compensation programs.

We periodically evaluate the success of our compensation and equity participation programs in achieving these objectives and we expect that some of our policies and practices may change in order to enable us to better achieve these objectives.

Determination of Compensation and Role of Directors and Executive Officers in Compensation Decisions

Our Compensation Committee assists our Board of Directors in the discharge of its responsibilities relating to the compensation of our named executive officers. For a discussion of the Compensation Committee’s role and responsibility, see “Corporate Governance—Board Committees—Compensation Committee” included earlier in this Proxy Statement. Our chief executive officer also works with the Compensation Committee and the Board of Directors to set the compensation of the named executive officers other than himself. Our Compensation Committee, with the oversight of the Board of Directors, has the delegated authority for: (i) overseeing our compensation policies and programs, and has responsibility for setting the compensation of our chief executive officer and our Chairman, (ii) reviewing our achievements as a company and the achievements of our executive officers, and (iii) providing input and guidance to our chief executive officer in the determination of the specific type and level of compensation of our other named executive officers and the rest of the senior management team.

We have determined that it is important to encourage or provide for a meaningful amount of equity ownership by our named executive officers and other professionals to help align their interests with those of stockholders. The Compensation Committee reviews specific equity compensation for the chief executive officer, including formulas for determining aggregate equity compensation available to other executives and professionals at the Company. The allocation between cash and non-cash compensation has been based on a number of factors, including each named executive officer’s performance objectives and our retention objectives, and may vary from year to year. We may decide in future years to continue the practice of paying some or all of short-term and long-term incentives in equity depending upon the facts and circumstances existing at that time. We have not adopted any policies with respect to current compensation versus long-term compensation, but feel that both elements are necessary for achieving our compensation objectives. Our 2011 Equity Compensation Plan (the “Equity Plan”) gives us the flexibility to grant other types of equity-based compensation at the Manning & Napier Group level or the Manning & Napier, Inc. level. Base salary provides financial stability for certain of our named executive officers, although we expect base salaries to be a minority of total income over time. Annual cash bonuses provide a reward for short-term company and individual performance. Long-term equity compensation rewards achievement of strategic long-term objectives and contributes toward overall stockholder value.

The opinion of the Company’s stockholders is considered by the Board of Directors each year when making determinations regarding executive compensation. As the Compensation Committee made its fiscal year 2015 compensation decisions, it was aware that 74.8% (100% of Class B votes and 39.42% of the Class A votes) of the Manning & Napier stockholders who voted on the advisory vote approving named executive officer compensation at the 2015 Annual Meeting of the Stockholders (including votes cast for, against and to abstain) had voted in favor of approving the compensation.

Role of Independent Compensation Consultant

As mentioned above, our Compensation Committee is responsible for determining the compensation of our named executive officers. The Burke Group served as the Committee’s compensation consultant in 2015 in order to assist the Committee’s decisions for executive compensation. The Burke Group periodically provides the Compensation Committee with information about the competitive market for senior management in the investment management and financial services industries and compensation trends in those industries generally. The Burke Group provides guidance and assistance to the Compensation Committee as it makes its compensation decisions, either directly to the full Compensation Committee or through conversations with the Committee’s chairman. The Burke Group has not provided any services to the Company other than those it provided to the Compensation Committee in its role as independent consultant. We, from time to time, will review our relationship with The Burke Group and reaffirm its appointment as our independent consultant.

In making annual compensation determinations, the Compensation Committee reviewed competitive data regarding compensation at peer companies in the investment management and other financial services industries. We do not benchmark compensation levels to fall within specific ranges compared to selected peer groups in the asset management and financial services industry. We use the information provided by The Burke Group about the competitive market for senior management to gain a general understanding of current compensation practices. In this regard, the Compensation Committee reviewed compensation data for a competitive “peer” group comprised of the 12 asset managers listed below:

Affiliated Managers Group, Inc.	Federated Investors, Inc.
AllianceBernstein Holding L.P.	Janus Capital Group Inc.
Artisan Partners Asset Management Inc.	Legg Mason, Inc.
Calamos Asset Management	Pzena Investment Management, Inc.
Cohen & Steers, Inc.	Virtus Investment Partners, Inc.
Eaton Vance Corp.	Waddell & Reed Financial, Inc.

Principal Components of Compensation

We have established compensation practices that directly link compensation with our performance, as described below. These practices apply to all of our professionals, including our named executive officers. Ultimately, ownership in our company is the primary tool that we use to attract and retain professionals, including the named executive officers.

Commencing in 2015, the Compensation Committee approved and implemented a set of harmonized performance goals across the senior management team that seek to accomplish enhanced personal performance alignment to: strategic objectives, targeted distribution metrics including client cash flows and retention rate of separately managed accounts, economic income results, investment performance, total shareholder return and economic net income per share.

In 2015, we provided the following elements of compensation to our named executive officers, with the relative value of each of these components for individual employees varying based on job role and responsibility:

•	Base Salary. Base salaries are intended to provide Messrs. Cunningham, Busheri, Stamey and Mikolaichik with a degree of financial certainty and stability that does not depend on our performance. We consider it a baseline compensation level that delivers some current cash income to these executives. Mr. Manning receives a base salary for services provided as a named executive officer, which is consistent with historical amounts paid to him based on his longstanding contributions of leadership and strategic vision to the Company. The base salaries paid to Messrs. Manning, Cunningham, Busheri, Stamey, and Mikolaichik for the periods presented are set forth below in the summary compensation table. See “—Summary Compensation Table.”

•	Annual Bonus. Cash compensation is a key part of the overall annual compensation for Messrs. Cunningham, Busheri, Stamey and Mikolaichik. Given 2015 financial performance, Mr. Cunningham proposed to the Compensation Committee that he forgo all of his earned cash bonus compensation for 2015. Mr. Stamey received cash bonus compensation based on targeted distribution metrics and department-wide strategic goals. Going forward, Mr. Stamey’s cash and equity-based bonus compensation will be more closely related to firm-wide economic results and targeted activity metrics tailored to his core area of responsibilities. Mr. Busheri received cash bonus compensation based on department-wide strategic goals, a one-time discretionary bonus upon his appointment as Director of Investments in 2015 and individual stock bonus related to certain stocks where Mr. Busheri had selected prior to his new position. Going forward, Mr. Busheri’s cash and equity-based compensation will be more closely related to firm-wide economic results and targeted activity metrics tailored to his core area of responsibilities including individual stock performances within portfolios, if any. Mr. Mikolaichik received cash bonus compensation related to targeted distribution metrics and department-wide strategic goals. Going forward, Mr. Mikolaichik’s cash and equity-based bonus compensation will be more closely related to firm-wide economic results and targeted activity metrics tailored to his core area of responsibilities. We have historically not paid annual bonuses to Mr. Manning, as distributions to him from his ownership in MNA Advisors, Inc., Manning & Napier Capital Company, LLC (“MNCC”), Manning & Napier Investor Services, Inc., Manning & Napier Information Services, LLC, and Perspective Partners LLC (collectively, the “Manning & Napier Companies”) was at a level where additional bonus compensation was judged to not be necessary. See “—Equity Based Compensation.” The annual cash incentive compensation awarded to our named executive officers for the periods presented are set forth below under “—Summary Compensation Table.” We believe that our bonus programs have provided us the discipline and flexibility we need to support our success and to respond to changing market conditions.

•	Equity Based Compensation. All of our named executive officers, other than Mr. Mikolaichik and Busheri, and other of our employees have ownership interests in Manning & Napier Group Holdings, LLC (“M&N Group Holdings”), Manning & Napier Group and/or certain of the Manning & Napier Companies.

In 2015, there were no awards earned for equity-based incentives under the Equity Plan due to non-performance of absolute and relative economic net income per share growth and total shareholder return below the peer group median.

The Equity Plan permits the grant or issuance of a variety of equity awards of both Manning & Napier, Inc. and of Manning & Napier Group. See “—2011 Equity Compensation Plan.”

In determining the equity awards to be granted to the named executive officers, we have taken, and in the future intend to take, into account the following factors:

•	the value of such awards;

•	the named executive officer’s level of current and potential job responsibility; and

•	our desire to retain the named executive officer over the long term.

All of our named executive officers, other than Mr. Mikolaichik and Busheri, currently own equity in MNA Advisors, Inc. and/or other of the Manning & Napier Companies, which provide them with cash distributions (or allocations) of profits on his or her shares and interests and the opportunity to benefit from the appreciation of (or suffer the depreciation of) the value of those shares and interests from and after the date of grant. The amount of cash distribution received from these ownership interests are not included in the Summary Compensation Table below because they arise out of such named executive officers’ ownership interest and are not considered compensatory distributions.

Economic net income and economic net income per adjusted share are not financial measures prepared in accordance with generally accepted accounting principles (“GAAP”). Our management uses the non-GAAP financial measures of economic net income and economic net income per adjusted share to evaluate the profitability and efficiency of our business. For further information regarding these non-GAAP measures, see the “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Supplemental Non-GAAP Financial Information” section of our Annual Report on Form 10-K for the year ended December 31, 2015. Our non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

•	Retirement Benefits. We believe that providing a cost-effective retirement benefit for our employees, including our named executive officers, is an important recruitment and retention tool. Accordingly, we maintain a contributory defined contribution retirement plan for all employees, and match up to 50% of each employee’s contributions, not to exceed 2% of their total compensation (other than catch-up contributions by employees age 50 and older) up to an annual limitation as determined by the IRS. In addition, we may make an annual discretionary profit sharing contribution, subject to certain limitations.

•	Other Benefits and Perquisites. Our named executive officers participate in the employee health and welfare benefit programs we maintain, including medical, group life and long-term disability insurance, and health-care flexible spending, and health club reimbursement, on the same basis as all employees, subject to satisfying any eligibility requirements and applicable law. Currently we do not have plans to change the levels of perquisites received, but continue to monitor them and may make adjustments in this form of compensation from time to time. Our named executive officers enjoy those benefits on the same terms as all of our employees. As part of our ongoing review of executive compensation, we intend to periodically review the perquisites and other personal benefits provided to our named executive officers and other key employees. The perquisites provided to our named executive officers for the periods presented are described below under “—Summary Compensation Table.”

Equity Plan Clawback

Restricted Stock Award Agreements executed by employees who receive equity awards under our 2011 Equity Compensation Plan contain a clawback provision. Such provision states that if the Company’s Board of Directors or the Compensation Committee determines that the recipient engaged in fraud or misconduct, as a result of which the Company restates its financial statements, the Compensation Committee may require: (i) immediate expiration of the Restricted Stock Award (if granted within the first twelve months after issuance or filing of any financial statement that is being restated), and (ii) payment or transfer to the Company of the gain from the Restricted Stock Award.

Stock Ownership Guidelines

Our named executive officers are not subject to mandated equity ownership. However, it is our belief that the equity component of our executive compensation program ensures that our named executive officers are also owners and those components work to align the named executive officers’ goals with the best interests of our stockholders. We expect to continue to periodically review best practices and evaluate our position with respect to stock ownership guidelines.

Tax Considerations

Our Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to us and, when relevant, to our executives, although these considerations are not dispositive. Section 162(m) of the Code generally disallows a tax deduction to a publicly-traded corporation that pays compensation in excess of $1 million to any of its named executive officers (other than the chief financial officer) in any taxable year, unless the compensation plan and awards meet certain requirements. To the extent Section 162(m) is applicable to us, we will endeavor to structure compensation to qualify as performance-based under Section 162(m) where it is reasonable to do so while meeting our compensation objectives. Notwithstanding the foregoing, we reserve the right to pay amounts that are not deductible under Section 162(m) during any period when Section 162(m) is applicable to us.

Risk Considerations in our Compensation Program

We have identified two primary risks relating to compensation: the risk that compensation will not be sufficient to retain talent, and the risk that compensation may provide unintended incentives. To combat the risk that our compensation might not be sufficient, we strive to use a compensation structure, and set compensation levels, for all employees in a way that we believe contributes to low rates of employee attrition. We also make equity awards subject to multi-year vesting schedules to provide a long-term component to our compensation program and impose on all our employees ongoing restrictions on the disposition of their holdings of our stock acquired through equity awards. We believe that both the structure and levels of compensation have aided us in retaining key personnel as evidenced by the long-term tenure of our management. To address the risk that our compensation programs might provide unintended incentives, we deliberately keep our compensation programs simple and we tie the long-term component of compensation to our firm-wide results. We have not seen any employee behaviors motivated by our compensation policies and practices that create increased risks for our stockholders or our clients.

Our Compensation Committee, which is comprised entirely of independent directors, is responsible for reviewing our compensation plans and policies periodically to ensure proper alignment with overall company goals and objectives. Our Compensation Committee is also responsible for reviewing the risks arising from our compensation policies and practices and assesses whether any such risks are reasonably likely to have an adverse effect on us. Our Compensation Committee has concluded that our compensation programs do not encourage excessive or unnecessary risk taking. Based on the foregoing, we do not believe that our compensation policies and practices motivate imprudent risk taking. Consequently, we are satisfied that any potential risks arising from our employee compensation policies and practices are not reasonably likely to have an adverse effect on the company. Our Compensation Committee will continue to monitor the effects of its compensation decisions to determine whether risks are being appropriately managed.

Summary Compensation Table

The following table shows the annual compensation of our principal executive officer, principal financial officer, and each of our other three most highly compensated executive officers serving with us at December 31, 2015. We refer to these individuals in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Salary($)		Bonus ($) (1)		Stock Awards($) (2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)		Total($)
William Manning	2015	1,400,000		—		—		—	—	50,026	(4)	1,450,026
Chairman and Director of Investment Process	2014	1,400,000		—		—		—	—	50,706	(4)	1,450,706
	2013	1,400,000		—		1,693,531		—	—	48,264	(4)	3,141,795

Patrick Cunningham	2015	500,000		—		2,002,398	(5)	—	—	16,146	(6)	2,518,544
Chief Executive Officer	2014	500,000		495,000		—	(5)	—	—	17,456	(6)	1,012,456
	2013	500,000		1,500,000		4,019,198		—	—	17,184	(6)	6,036,382

James Mikolaichik	2015	325,000		438,509		236,575	(7)	—	—	16,146	(8)	1,016,230
Chief Financial Officer	2014	300,000		578,571		483,420		—	—	17,456	(8)	1,379,447
	2013	250,000		500,000		709,466		—	—	17,184	(8)	1,476,650

Charles S. Stamey	2015	300,000		338,806		—		—	—	16,146	(10)	654,952
Managing Director of Sales and Distribution and Executive Vice President	2014	—	(9)	1,747,733		—		—	—	17,456	(10)	1,765,189
	2013	—	(9)	1,672,613		3,727,144		—	—	18,034	(10)	5,417,791

Ebrahim Busheri	2015	300,000		2,093,880	(11)	424,179	(11)	—	—	14,846	(12)	2,832,905
Director of Investments

(1)	Represents discretionary cash bonus compensation amounts based upon established performance criteria tailored to each named executive officer’s respective area of responsibility.
(2)	See “—2015 Grants of Plan-Based Awards Table.”
(3)	Represents the aggregate dollar amount of all miscellaneous compensation received by the named executive officers. Under SEC rules, we are required to identify by type all perquisites and other personal benefits for a named executive officer if the total value is $10,000 or more.

Certain of our named executive officers beneficially own shares or other interests in MNA Advisors, Inc. and other of the Manning & Napier Companies, and receive pro rata cash distributions derived in part from the income of those companies in respect of their shares or other interests at the same time cash distributions are made on all shares or other interests in those companies. These distributions are not included in the compensation totals above.

(4)	Amounts shown reflect employer contributions to Mr. Manning’s 401(k) profit sharing and matching contributions of $13,546, $14,856 and $14,584 for 2015, 2014 and 2013, respectively, and payment for tax compliance services of $33,880, $33,250 and $31,080 for 2015, 2014 and 2013, respectively. Amounts also include employer contributions to a Health Savings Account (“HSA”) of $2,600 for 2015, 2014 and 2013.
(5)	Mr. Cunningham did not receive an equity grant during the 2014 fiscal year. The equity grants he received in fiscal 2015 were based on the long-term incentive performance metrics for both fiscal 2013 and 2014. These awards are included in fiscal 2015 compensation within the table above, and were forfeited upon Mr. Cunningham’s retirement in April 2016.
(6)	Amounts shown reflect employer contributions to Mr. Cunningham’s 401(k) profit sharing and matching contributions of $13,546, $14,856 and $14,584 for 2015, 2014 and 2013, respectively, and $2,600 for employer contributions to a Health Savings Account for each of 2015, 2014 and 2013, respectively.
(7)	The equity grant Mr. Mikolaichik received in fiscal 2015 was based on the long-term incentive performance metrics for fiscal 2014. This award is included in the compensation table above.
(8)	Amounts shown represents employer contributions to Mr. Mikolaichik’s 401(k) profit sharing and matching contributions of $13,546, $14,856 and $14,584 for 2015, 2014 and 2013, respectively. Amounts also include employer contributions to a Health Savings Account of $2,600 for 2015, 2014 and 2013, respectively.
(9)	Mr. Stamey did not receive a base salary in fiscal 2014 or 2013 as his compensation was based solely on a bonus structure. See “Compensation Discussion and Analysis-Principal Components of Compensation-Base Salary” and “Compensation Discussion and Analysis-Principal Components of Compensation-Annual Bonus.”
(10)	Amounts shown reflect employer contributions to Mr. Stamey’s 401(k) profit sharing and matching contributions of $13,546, $14,856 and $14,584 for 2015, 2014 and 2013, respectively. Amounts also include $2,600 for employer contributions to a Health Savings Account for 2015, 2014 and 2013, and $850 for a milestone anniversary gift for 2013.
(11)	Mr. Busheri earned a one-time discretionary cash bonus of $750,000 and an equity grant upon his appointment as Director of Investments in 2015.
(12)	Amount shown reflect employer contributions to Mr. Busheri’s 401(k) profit sharing and matching contributions of $13,546 and employer contributions to a Health Savings Account of $1,300 in 2015.

The following charts show the annual compensation of our named executive officers (“NEO Group”) in comparison to firm-wide compensation.

Employment Agreements

Manning & Napier Advisors, LLC (“MNA”) is currently party to employment agreements with each of Messrs. Cunningham, Stamey, Busheri and Mikolaichik, which provide for at-will employment for each of them. While these agreements do not provide compensation terms or duration of employment, such agreements include restrictive covenants concerning competition with us and solicitation of our employees and clients. Pursuant to such agreements, for a two-year period following termination of employment, (i) the former employee may not, without the written consent of MNA, do business with a person or entity known to such employee to be, or known to have been, a client of MNA at the time of such employee’s employment, (ii) the former employee may not compete with MNA in the territories covered by such person and (iii) with respect to Messrs. Cunningham and Stamey, the former employee shall notify MNA of all business activities to enable MNA to evaluate compliance with (i) and (ii). In addition, for a five-year period following termination of employment, the former employee may not, without the written consent of MNA, employ or contract any person who then is or has been an employee of or consultant to MNA within two years prior to such date of termination. In addition to these employment agreements, each of Messrs. Cunningham and Stamey are subject to similar non-compete and non-solicitation covenants as part of the shareholder agreements with the Manning and Napier Companies.

2015 Grants of Plan-Based Awards Table

The following table sets forth information with respect to the grants of plan-based awards to our named executive officers during 2015:

	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
William Manning	—	—	—	—	—		—	—	—
Patrick Cunningham	4/16/2015	—	—	—	189,741	(2)	—	—	2,002,398
James Mikolaichik	4/16/2015	—	—	—	23,493	(3)	—	—	236,575
Charles H. Stamey	—	—	—	—	—		—	—	—
Ebrahim Busheri	4/16/2015	—	—	—	42,123	(4)	—	—	424,179

(1)	Represents the grant date fair value computed in accordance with the requirements of accounting for stock-based compensation. For a discussion of assumptions used in the 2015 valuations, see Note 13 to the consolidated financial statements included in our Annual Report.
(2)	Reflects an award of 131,009 unvested shares of restricted stock units that were scheduled to vest on June 24, 2017 and 58,732 unvested shares of restricted stock units that were scheduled to vest on April 16, 2018 issued under our Equity Plan provided Mr. Cunningham was an employee of the Company as of such dates (service-based vesting). These awards were forfeited upon Mr. Cunningham’s retirement in April 2016.

(3)	Reflects an award of 23,493 unvested shares of restricted stock units that will vest on April 16, 2018 issued under our Equity Plan provided Mr. Mikolaichik is an employee of the Company as of such date (service-based vesting).
(4)	Reflects an award of 42,123 unvested shares of restricted stock units that will vest on April 16, 2018 issued under our Equity Plan provided Mr. Busheri is an employee of the Company as of such date (service-based vesting).

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to the outstanding equity awards at 2015 fiscal year-end for our named executive officers:

	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
William Manning	—		—	—	—
Patrick Cunningham	228,080	(2)	1,936,399	—	—
James Mikolaichik	88,194	(3)	748,767	—	—
Charles H. Stamey	12,780	(4)	108,502	—	—
Ebrahim Busheri	42,123	(5)	357,624	—	—

(1)	Amount shown is determined by multiplying the closing sales price of our Class A common stock as of December 31, 2015, which was $8.49 per share as reported on the New York Stock Exchange, by the number of stock units subject to stock unit awards.
(2)	Reflects an award of 38,339, 131,009 and 58,732 unvested shares of restricted stock units issued under our Equity Plan that were scheduled to vest on April 30, 2016, June 24, 2017 and April 16, 2018, respectively, provided Mr. Cunningham was an employee of the Company as of such dates (service-based vesting). The 38,339 unvested shares of restricted stock that were schedule to vest on April 30, 2016 were immediately vested upon Mr. Cunningham’s retirement in April 2016. The 131,009 and 58,732 unvested shares of restricted stock were forfeited upon Mr. Cunningham’s retirement in April 2016.
(3)	Reflects an award of 31,949, 32,752 and 23,493 unvested shares of restricted stock units that will vest on April 30, 2016, June 24, 2017 and April 16, 2018, respectively, provided Mr. Mikolaichik is an employee of the Company as of such dates (service-based vesting).
(4)	The amount reflects an award of 12,780 unvested shares of restricted stock units issued under our Equity Plan that will vest on April 30, 2016, provided Mr. Stamey is an employee of the Company as of such date (service-based vesting).
(5)	The amount reflects an award of 42,123 unvested shares of restricted stock units issued under our Equity Plan that will vest on April 16, 2018, provided Mr. Busheri is an employee of the Company as of such date (service-based vesting).

Option Exercises and Stock Vested Table

The following table sets forth information concerning shares and other equity interests acquired upon the vesting of such shares or equity interests by the named executive officers in 2015:

Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William Manning	—	—
Patrick Cunningham	—	—
James Mikolaichik	—	—
Charles H. Stamey	—	—
Ebrahim Busheri	—	—

Potential Payments Upon Termination or Change in Control

Equity granted under our Equity Plan is not expected to be subject to accelerated vesting upon termination of employment, but may be subject to accelerated vesting upon a change in control, as defined in the Equity Plan. See “—2011 Equity Compensation Plan.”

Director Compensation

Messrs. Manning and Cunningham, our directors who are also employees of the Company did not receive any compensation for their service as directors during the year ended December 31, 2015. In fiscal year 2015, compensation for our non-employee directors included an annual retainer of $95,000 (prorated for the time period subsequent to Mr. Barrington’s appointment as director), annual cash retainer of $15,000 for the chairs of the Audit Committee and Compensation Committee and $5,000 for the chair of the Nominating & Governance Committee and an equity grant to reflect their service for fiscal 2014. In addition, all directors are reimbursed for reasonable out-of-pocket expenses incurred by them in connection with attending Board of Directors, committee and stockholder meetings, including those for travel, meals and lodging. We reserve the right to change the manner and amount of compensation to our non-employee directors at any time.

The following table sets forth information concerning non-employee director compensation for the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard Barrington	11,500		—	—	—	—	—	11,500
Richard Goldberg	245,000	(1)	77,080	—	—	—	—	322,080
Barbara Goodstein	95,000		77,080	—	—	—	—	172,080
Richard M. Hurwitz	110,000		77,080	—	—	—	—	187,080
Edward J. Pettinella	110,000		77,080	—	—	—	—	187,080
Robert M. Zak	100,000		77,080	—	—	—	—	177,080

(1)	Included within this amount is a one-time cash payment of $150,000 related to additional director services performed in 2015.

2011 Equity Compensation Plan

In 2011, our Board of Directors adopted, and our stockholders approved, the Manning & Napier, Inc. 2011 Equity Compensation Plan.

The purposes of the Equity Plan are to align the long-term financial interests of employees, directors, consultants and advisors of the company with those of our stockholders, to attract and retain those individuals by providing compensation opportunities that are consistent with our compensation philosophy, and to provide incentives to those individuals who contribute significantly to our long-term performance and growth. To accomplish these purposes, the Equity Plan provides for the grant of units of Manning & Napier Group. The Equity Plan also provides for the grant of stock options (both stock options intended to be incentive stock options under Section 422 of the Code and non-qualified stock options), stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance-based stock awards and other stock-based awards (collectively, “stock awards”) based on our Class A common stock. Incentive stock options may be granted only to employees; all other awards may be granted to employees, including officers, members, limited partners or partners who are engaged in the business of one or more of our subsidiaries, non-employee directors and consultants.

Awards under the Equity Plan granted to our employees will generally be in the form of participation units or restricted stock that will not vest until a specified period of time has elapsed, or other vesting conditions have been satisfied as determined by the Compensation Committee, and which may be forfeited if the vesting conditions are not met. During the period that any vesting restrictions apply, unless otherwise provided by the Compensation Committee, the recipient of the award will not be eligible to participate in distributions of income or dividends from Manning & Napier Group. In addition, before the vesting conditions have been satisfied, the transferability of such units is generally prohibited and such units will not be eligible to be exchanged for cash or shares of our Class A common stock pursuant to the exchange agreement.

Awards under the Equity Plan will be structured to comply with Section 409A of the Code.

Shares Subject to the Equity Plan

A total of 13,142,813 equity interests were originally available for issuance when the Company established the Equity Plan. As of December 31, 2015, a total of 10,945,295 equity interests remain available for issuance under the Equity Plan. The equity interests may be issued in the form of our Class A common stock, units of Manning & Napier Group or long term incentive participation (“LTIP”) units.

If an equity award granted under the Equity Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the equity interests not acquired pursuant to the award will become available for subsequent issuance under the Equity Plan. In addition, equity that is forfeited, canceled, exchanged or surrendered prior to becoming fully vested, may become available for the grant of new equity awards under the Equity Plan.

The aggregate number of equity interests that may be granted to an individual during a calendar year in the form of options, SARs, restricted stock, restricted stock units, performance-based stock awards and/or other stock-based awards may not exceed 2,628,563 equity interests, or 20% of the total equity interests subject to the Equity Plan.

Administration of the Equity Plan

The Equity Plan is administered by our Compensation Committee. Subject to the terms of the Equity Plan, the Compensation Committee determines which employees, directors, consultants and advisors will receive grants under the Equity Plan, the dates of grant, the numbers and types of stock awards to be granted, the exercise or purchase price of each award, and the terms and conditions of the stock awards, including the period of their exercisability and vesting and, in certain instances, the fair market value applicable to a stock award. In addition, the Compensation Committee interprets the Equity Plan and may adopt any administrative rules, regulations, procedures and guidelines governing the Equity Plan or any awards granted under the Equity Plan as it deems to be appropriate.

The Compensation Committee may cancel, with the consent of the affected participants, any or all of the outstanding stock options or SARs in exchange for (i) new stock options or SARs covering the same or a different number of shares of our Class A common stock, but with an exercise price or base amount per share not less than the fair market value per share of our Class A common stock on the new grant date; or (ii) cash or shares of our Class A common stock, whether vested or unvested, equal in value to the value of the cancelled stock options or SARs.

Types of Equity-Based Awards

The types of awards that may be made under the Equity Plan are described below. These awards may be made singly or in combination, as part of compensation awards or ownership awards, or both. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the Compensation Committee, in its sole discretion subject to certain limitations provided in the Equity Plan. Awards under the Equity Plan may be granted without any vesting or forfeiture conditions, as determined by the Compensation Committee. Each award granted under the Equity Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions.

Non-qualified Stock Options. A non-qualified stock option is an option that does not meet the qualifications of an incentive stock option as described below. An award of a non-qualified stock option grants a participant the right to purchase a certain number of shares of our Class A common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of our Class A common stock on the grant date. The term of a non-qualified stock option may not exceed ten years from the date of grant. Except as provided in the award agreement or as otherwise determined by the Compensation Committee, an option may only be exercised while the participant is employed by, or providing services to, us or our subsidiaries, or during an applicable period after termination of employment or service.

Incentive Stock Options. An incentive stock option is a stock option that meets the requirements of Section 422 of the Code. Incentive stock options may be granted only to our employees and must have an exercise price of no less than 100% of fair market value on the grant date, a term of no more than ten years, and be granted from a plan that has been approved by our stockholders. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates, or more than 10% of the value of all classes of our stock, unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and (ii) the term of the incentive stock option does not exceed five years from the date of grant.

Stock Appreciation Rights. A SAR entitles the participant to receive an amount equal to the difference between the fair market value of our Class A common stock on the exercise date and the exercise price of the SAR (which may not be less than

100% of the fair market value of a share of our Class A common stock on the grant date), multiplied by the number of shares subject to the SAR. The term of a SAR may not exceed ten years from the date of grant. Payment to a participant upon the exercise of a SAR may be either in cash, shares of our Class A common stock or a combination of cash and shares of our Class A common stock as determined by the Compensation Committee. Except as provided in the award agreement or as otherwise determined by the Compensation Committee, a SAR may only be exercised while the participant is employed by, or providing services to, us or our subsidiaries or during an applicable period after termination of employment or service.

Restricted Stock. A restricted stock award is an award of outstanding shares of our Class A common stock that does not vest until a specified period of time has elapsed, or other vesting conditions have been satisfied as determined by the Compensation Committee, and which may be forfeited if the conditions to vesting are not met. During the period that any restrictions apply, the transferability of stock awards is generally prohibited. Participants generally have all of the rights of a stockholder as to those shares, including the right to receive dividend payments on the shares subject to their award during the vesting period (unless the awards are subject to performance-vesting criteria) and the right to vote those shares. Dividends are subject to the same restrictions as the underlying restricted stock unless otherwise provided by the Compensation Committee. All unvested restricted stock awards are forfeited if the participant’s employment or service is terminated for any reason, unless the compensation committee determines otherwise.

Restricted Stock Units. A restricted stock unit is a phantom unit that represents shares of our Class A common stock. Restricted stock units become payable on terms and conditions determined by the Compensation Committee and will be settled either in cash, shares of our Class A common stock, units of Manning & Napier Group or a combination of cash and units of Manning & Napier Group as determined by the Compensation Committee. All unvested restricted stock units are forfeited if the participant’s employment or service is terminated for any reason, unless the Compensation Committee determines otherwise.

Performance Awards. The Equity Plan permits the grant of performance-based stock that may qualify as performance-based compensation that is not subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code to the extent Section 162(m) is applicable to us. To assure that the compensation attributable to performance-based stock will so qualify, our Compensation Committee can (but will not be required to) structure these awards so that stock will be issued or paid pursuant to the award only upon the achievement of certain pre-established performance goals during a designated performance period.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following criteria: (i) earnings including operating income, economic income, economic net income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xix) any combination of any of the foregoing.

Units of Manning & Napier Group. Under the Equity Plan, the Compensation Committee may also grant equity-based incentives related to units of Manning & Napier Group to encourage ownership in our operating partnership. The Compensation Committee may grant the same types of awards available under the Equity Plan related to our Class A common stock as awards related to the units of Manning & Napier Group, including options to purchase units. Any award granted covering units will reduce the overall limit with respect to the number of shares of Class A common stock that may be granted under the Equity Plan on a one-for-one basis.

LTIP Awards. The Equity Plan allows for the grant of LTIP units that may, upon the occurrence of certain events or the participant’s achievement of certain performance goals, convert into units of Manning & Napier Group. To the extent provided in an award agreement, LTIP units, whether or not vested, would entitle the participant to receive, currently or on a deferred or contingent basis, distributions or distribution equivalent payments with respect to the number of units of Manning & Napier Group corresponding to the LTIP units. The compensation committee may award LTIP units as free-standing awards or in tandem with other awards under the Equity Plan. Any award granted covering LTIP units will reduce the overall limit with respect to the number of equity interests that may be granted under the Equity Plan on a one-for-one basis.

Other Equity-Based Awards. Under the Equity Plan, the Compensation Committee may grant other types of awards that are based on, or measured by reference to, shares of our Class A common stock or units of Manning & Napier Group. The Compensation Committee will determine the terms and conditions of such awards. Other stock-based awards may be settled in either cash or equity, as determined by the Compensation Committee.

Adjustments

In connection with stock splits, stock dividends, recapitalizations and certain other events affecting our Class A common stock, the Compensation Committee will make adjustments as it deems appropriate in (i) the number and kind of shares covered by outstanding grants and (ii) the exercise price of all outstanding stock awards, if applicable.

Change of Control

If we experience a change of control, unless otherwise determined by our Compensation Committee or evidenced in the applicable award or other agreement, our Compensation Committee will have discretion to provide, among other things, for the continuation of outstanding awards after the change in control without change; the cash-out of outstanding options as of the time of the change in control transaction as part of the transaction; a requirement that the buyer assume or substitute outstanding awards; and the acceleration of outstanding options and awards. In the event of a change in control in which the consideration paid to the holders of shares of Class A common stock and units of Manning & Napier Group is solely cash, our Compensation Committee may, in its discretion, provide that each award shall, upon the occurrence of a change in control, be canceled in exchange for a payment, in cash or Class A common stock, in an amount equal to (i) the excess of the consideration paid per share of Class A common stock and unit of Manning & Napier Group in the change in control over the exercise or purchase price (if any) per share of Class A common stock or unit of Manning & Napier Group subject to the award multiplied by (ii) the number of shares of Class A common stock or units of Manning & Napier Group granted under the Award.

In general terms, a change of control under the Equity Plan occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

•	if we merge into another entity, unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of our assets;

•	if we are liquidated or dissolved;

•	if a majority of the members of our Board of Directors is replaced during any 12-month or shorter period by directors whose appointment or election is not endorsed by a majority of the incumbent directors; or

•	the Company ceases to be the managing member of Manning & Napier Group.

Section 162(m) Stockholder Approval Requirements

In compliance with the transition rules under Section 162(m) of the Code, and to the extent Section 162(m) is applicable to us, our stockholders will approve the Equity Plan no later than the first occurrence of: (i) the expiration of the Equity Plan; (ii) a material modification of the Equity Plan (in accordance with Section 162(m) of the Code); (iii) the issuance of all of our Class A common stock authorized for issuance under the Equity Plan; or (iv) our first stockholders’ meeting (during which our directors are elected) that occurs after the end of the third calendar year following the year in which our IPO occurred.

Amendment; Termination

Our Board of Directors or our Compensation Committee may amend or terminate the Equity Plan at any time. Our stockholders must approve any amendment if their approval is required in order to comply with the Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by our Board of Directors or extended with stockholder approval, the Equity Plan will terminate on the day immediately preceding the tenth anniversary of the date on which the Board of Directors approved the Equity Plan, but any outstanding award will remain in effect until the underlying shares are delivered or the award lapses.

Equity Compensation Plan Information

The following table shows information as of December 31, 2015 about shares of our common stock authorized for issuance under the Equity Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted- average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(#)
	(a)		(b)		(c)
Equity compensation plans approved by security holders	1,021,629	(1)	$—	(2)	10,945,295	(3)

Equity compensation plans not approved by security holders	67,896,484	(4)	$—	(5)	—

Total	68,918,113		$—		10,945,295

(1)	Represents Class A common stock issuable upon the vesting of restricted stock units granted under the 2011 Equity Compensation Plan and outstanding as of December 31, 2015.
(2)	No exercise price is associated with the restricted stock units outstanding at December 31, 2015.
(3)	Represents equity interests available for future issuance under the 2011 Equity Compensation Plan as of December 31, 2015.
(4)	Represents units of Manning & Napier Group which may be exchangeable for shares of our Class A common stock.
(5)	No additional consideration is payable in connection with the exchange of units of Manning & Napier Group for shares of our Class A common stock.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our capital stock as of April 20, 2016 with respect to:

•	each person known to us to own beneficially more than 5% of any class of our outstanding shares;

•	each of our named executive officers;

•	each of our current directors and director nominees; and

•	all of our directors and executive officers as a group.

The information as to the number of shares beneficially owned by the individuals and entities listed below is derived from reports filed with the SEC by such persons and Company records. In accordance with the rules and regulations of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of the record date of the Annual Meeting. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. The following table does not include shares of Class A common stock that may be issued to M&N Group Holdings and MNCC on behalf of Messrs. Manning, Cunningham and Stamey, as indirect beneficial owners of M&N Group Holdings and direct beneficial owners of MNCC, respectively, pursuant to the terms of the exchange agreement with M&N Group Holdings, MNCC, the other direct holders of units of Manning & Napier Group. Pursuant to the terms of the exchange agreement, no such election may be made within 60 days of the record date of the Annual Meeting. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock. For more information regarding our principal stockholders and the relationship they have with us, see “Certain Relationships and Related Party Transactions.” Unless otherwise indicated, the address for each stockholder listed below is c/o Manning & Napier, Inc., 290 Woodcliff Drive, Fairport, New York 14450.

	Class A common stock (1)		Class B common stock (1)
Beneficial Owner	Number of Shares Beneficially Owned (#) (2)	Percent of Shares Beneficially Owned (2) (%)	Number of Shares Beneficially Owned (#)	Percent of Shares Beneficially Owned (3) (%)
Executive Officers and Directors
William Manning	—	—	1,000	100%
Patrick Cunningham (4)	65,006	*	—	—
James Mikolaichik (4)	78,984	*	—	—
Ebrahim Busheri	—	—	—	—
Charles H. Stamey (4)	12,780	*	—	—
Richard Barrington	200	*	—	—
Richard Goldberg	76,800	*	—	—
Barbara Goodstein	24,172	*	—	—
Michael E. Jones	—	—	—	—
Edward J. Pettinella	51,568	*	—	—
Geoffrey Rosenberger	—	—	—	—
Robert M. Zak	29,172	*	—	—
All executive officers and directors as a group (14 persons) (4)	376,631	2.5%	1,000	100%
5% Stockholders
Ariel Investments, LLC (5)	1,616,120	10.9%	—	—
Bernzott Capital Advisors (6)	1,228,175	8.3%	—	—
Renaissance Technologies LLC (7)	839,900	5.7%	—	—

*	Less than 1%.
(1)	Each share of our Class A common stock is entitled to one vote per share. The holder of our Class B common stock will control a majority of the vote on all matters submitted to a vote of stockholders.
(2)	As of April 20, 2016, there were 14,807,540 shares of our Class A common stock outstanding. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by the person, which includes the number of shares as to which the person has the right to acquire voting or investment power as of or within 60 days of such date, by the sum of the number of shares outstanding as of the date plus the number of shares as to which the person as the right to acquire voting or investment power as of or within 60 days of such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.
(3)	Based on 1,000 shares of our Class B common stock outstanding as of April 20, 2016.
(4)	Includes for the individuals listed below, the following number of restricted stock units that will vest within 60 days of April 20, 2016:

Name	Number of Shares
Patrick Cunningham	38,339
James Mikolaichik	31,949
Charles H. Stamey	12,780
All executive officers and directors as a group (14 persons)	115,017

(5)	Information obtained from a Schedule 13G/A filed with the SEC on February 12, 2016 by Ariel Investments, LLC, 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601. According to the Schedule 13G/A, Ariel Investments, LLC beneficially owns and has sole dispositive power over 1,616,120 shares of our Class A common stock, sole voting power over 1,396,355 shares of our Class A common stock, and shared voting and dispositive power over zero shares of our Class A common stock. The percentages are based on our outstanding shares as of April 20, 2016.
(6)	Information obtained from a Schedule 13G filed with the SEC on February 12, 2016 by Bernzott Capital Advisors, 888 W. Ventura Blvd, Suite B Camarillo, CA 92010. According to the Schedule 13G, Bernzott Capital Advisors beneficially owns and has sole dispositive power over 1,228,175 shares of our Class A common stock, sole voting power over 1,201,100 shares of our Class A common stock, and shared voting and dispositive power over zero shares of our Class A common stock. The percentages are based on our outstanding shares as of April 20, 2016.

(7)	Information obtained from a Schedule 13G filed with the SEC on February 12, 2016 by Renaissance Technologies LLC, 800 Third Avenue, New York, NY 10022. According to the Schedule 13G, Renaissance Technologies LLC beneficially owns and has sole voting and dispositive power over 839,900 shares of our Class A common stock, and shared voting and dispositive power over zero shares of our Class A common stock. The percentages are based on our outstanding shares as of April 20, 2016.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PwC as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company for our fiscal year ending December 31, 2016. Stockholders are being asked to ratify the action of the Audit Committee.

PwC has been our independent auditor since 2007, and no relationship exists other than the usual relationship between auditor and client. Representatives of PwC are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representatives desire to do so.

If our stockholders do not ratify the appointment of PwC at the Annual Meeting, the Audit Committee may, but is not required to, reconsider whether to retain PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2016 fiscal year if it determines that such a change would be in the best interests of the Company and its stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees for professional services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers, LLP, in each of the last two years.

Fee Category	2015	2014
Audit Fees (1)	$1,130,541	$1,122,469
Audit-Related Fees (2)	179,700	156,940
Tax Fees (3)	2,700	3,700
All Other Fees (4)	1,800	1,800

Total Fees (5)	$1,314,741	$1,284,909

(1)	Audit fees consist of fees for professional services provided in connection with the annual audit of our consolidated financial statements, services that an independent registered public accounting firm would customarily provide in connection with subsidiary audits, and the annual audits of the financial statements of the Exeter Trust Company collective investment trusts.
(2)	Audit-Related Fees consist of fees for the performance of audits and attest services not required by statute or regulations, including internal control examinations pursuant to the Statement of Attestation Engagements No. 16.
(3)	Tax fees consist of tax compliance fees.
(4)	Other Fees consist of procurement of an on-line accounting research tool offered by PwC to its clients.
(5)	PwC also provides audit and tax services to the funds we manage. Fees for these services were approximately $1,040,720 and $994,370 for audit fees in 2015 and 2014, respectively, and $289,780 and $287,100 for tax services in 2015 and 2014, respectively. The tax services provided consisted primarily of tax compliance and related services for the funds. The fees for these services are not included in this table as they were not provided to us or our consolidated subsidiaries.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company’s public accountants. The Audit Committee will annually review and pre-approve the audit, review and any non-audit services to be provided during the next audit cycle by the independent registered public accountants. The Audit Committee may also designate a member of management to monitor the performance of all services provided by the independent registered public accountants and report his or her findings to the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any filings of Manning & Napier, Inc. under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filings, and shall not be deemed soliciting material or filed under the Securities Act or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting.

In performing its oversight role, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The Audit Committee has also discussed with PricewaterhouseCoopers LLP matters required to be discussed by Statement on Auditing Standards 61, “Communication with Audit Committees” as amended, as adopted by the Public Company Accounting Oversight Board (“SAS 61”). SAS 61 requires the auditor to communicate a number of items to the audit committee during the course of the financial statement audit, including, but not limited to, the auditor’s responsibility under generally accepted auditing standards and significant accounting policies and unusual transactions.

Pursuant to Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, the Audit Committee has also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, and has discussed with PricewaterhouseCoopers LLP its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The undersigned members of the Audit Committee have submitted this report to the Board of Directors.

Respectfully submitted:

Audit Committee
Edward J. Pettinella, Chairman
Barbara Goodstein
Robert M. Zak
Richard Barrington
Geoffrey Rosenberger

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to vote on an advisory resolution to approve the executive compensation of our named executive officers. Accordingly, stockholders will vote on approval of the following resolution at the 2016 Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, including the Compensation Discussion and Analysis section, the accompanying compensation tables and the related narrative disclosure set forth in this Proxy Statement.

As described in detail under the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, our compensation program for our named executive officers is designed to meet our objectives of supporting our business strategy, attracting, motivating and retaining top-tier professionals within the investment management industry, linking total compensation to individual, team and company performance on both a short-term and a long-term basis, aligning our named executive officers’ interests with those of our stockholders, and being flexible enough to respond to changing economic conditions. We provide the following elements of compensation to our named executive officers: (i) base salary; (ii) annual bonus; (iii) equity based compensation; (iv) retirement benefits; and (v) other benefits and perquisites.

Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement to better understand the compensation of our named executive officers.

While our Board of Directors and Compensation Committee intends to carefully consider the outcome of the vote resulting from this proposal, the final vote will not be binding on the Company and is advisory in nature.

We have determined that our shareholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2016 annual meeting.

THE BOARD OF DIRECTORS, UPON RECOMMENDATION OF THE COMPENSATION COMMITTEE, UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ABOVE RESOLUTION.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures Regarding Transactions with Related Persons

In November 2011, our Board of Directors adopted a written policy, Transactions with Related Persons Policies and Procedures, pursuant to which, as a general matter, our Audit Committee is required to review and approve or disapprove the entry by us into certain transactions with related persons. The policy contains transactions which are pre-approved transactions. The policy only applies to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest. A related person is: (i) any of our directors, nominees for director or executive officers, (ii) any immediate family member of any of our directors, nominees for director or executive officers and (iii) any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.

The policy provides that if advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the Audit Committee for possible ratification, approval, amendment, termination or rescission. In reviewing any transaction, the Audit Committee will take into account, among other factors the Audit Committee deems appropriate, recommendations from senior management, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction. Any related person transaction must be conducted at arm’s length. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

A copy of our Transactions with Related Persons Policies and Procedures is available on our website, www.manning-napier.com, under “Investor Relations—Governance” and is available to any stockholder in writing upon request to the Company.

Related Party Transactions

The following is a summary of material provisions of various transactions we entered into or that were ongoing with our executive officers, directors or 5% or greater stockholders during 2015.

Aircraft

From time to time, the Company reimburses Mr. Manning for business travel in connection with the use of a private plane owned by Mr. Manning. The Company owns no direct or indirect interest in such private plane, and the Company has not provided any financing to Mr. Manning for such plane. In the event Mr. Manning, or other executives, use such plane in connection with the business of the Company, the Company reimburses Mr. Manning based upon the amount of flight time per trip, which is a fraction of the total cost of the ownership and maintenance of such plane. Reimbursements with respect to each particular use of the plane for the year ended December 31, 2015 was less than $0.1 million.

Transactions with noncontrolling members

From time to time, the Company may be asked to provide certain services, including accounting, legal and other administrative functions for the noncontrolling members of Manning & Napier Group. While immaterial, the Company has not received any reimbursement for such services.

The Company manages the personal funds of certain of the Company’s executive officers and directors, including related affiliates. Pursuant to the respective investment management agreements, in some instances the Company waives or reduces its regular advisory fees for these accounts and personal funds utilized to incubate products. The aggregate value of the fees earned and fees waived related to the Company’s executive officers and directors was approximately $0.3 million and $0.1 million, respectively, for the year ended December 31, 2015.

Affiliate transactions - Manning & Napier Fund, Inc.

The Company has agreements to serve as the investment manager of Manning & Napier Fund, Inc., with which certain of its officers are affiliated. Under the terms of these agreements, which are generally reviewed and continued by the board of directors of Manning & Napier Fund, Inc. annually, the Company receives a fee based on an annual percentage of the average daily net assets of each series within the Manning & Napier Funds, Inc. The Company has contractually agreed to limit its fees and reimburse expenses to limit operating expenses incurred by certain of Manning & Napier Fund, Inc. series.

Equity Ownership Interests

In connection with the consummation of our 2011 initial public offering (“IPO”), the vesting terms related to the ownership interests by our employees, including our named executive officers other than Messrs. Manning, Busheri and Mikolaichik, were modified such that 85% of their pre-IPO ownership interest were subject to service and performance-based vesting through 2014.

As of December 31, 2014, 2,516,352 performance based awards were unvested, of which 255,393 and 244,289 related to Messrs. Cunningham and Stamey, respectively. On March 31, 2015, the Company purchased all unvested units of Manning & Napier Group for approximately $1.4 million in cash. Messrs. Cunningham and Stamey received cash of approximately $0.1 million, respectively. The remaining approximately $1.1 million was paid to the other holders, none of whom are related persons, of unvested units.

Notwithstanding these vesting requirements, in the event Mr. Manning sells any portion of his interests in the Manning & Napier Companies following the consummation of our initial public offering, each of our other employee-owners has the right to sell a pro rata amount of such individual’s indirect ownership interest in Manning & Napier Group, and if any individual does not at such time have fully vested ownership interests sufficient to allow such participation, an amount of their ownership interests will vest to the extent necessary to allow them to participate in the pro rata sale. In addition, the aggregate sale in any calendar year by our employees, other than Mr. Manning, of their respective interests is limited to a number of shares equal to 1.5% (or such higher percentage as determined by the board of directors of MNA in its sole discretion) of the number of shares that would be outstanding immediately after our initial public offering if M&N Group Holdings, exchanged 100% of its respective units for shares of our Class A common stock. This 1.5% limit does not apply to ownership interests entitled to vest as a result of sales by Mr. Manning as described above. In the event of Mr. Manning’s death and the dissolution of MNA, this 1.5% limit will be increased to allow our employees to pay any income taxes resulting from such dissolution.

Exchange Agreement

In November 2011, we entered into an exchange agreement with M&N Group Holdings, MNCC and the other direct holders of units of Manning & Napier Group. Subject to certain restrictions set forth therein, certain of our employee-owners and M&N Group Holdings and MNCC, on behalf of Mr. Manning and our other employee-members that are direct or indirect members of M&N Group Holdings and MNCC, are entitled to exchange such units for an aggregate of up to 67,896,484 shares of our Class A common stock as of April 20, 2016, subject to customary adjustments. In addition, the holders of any units of Manning & Napier Group thereafter issued will also become parties to the exchange agreement and, pursuant to the terms of the exchange agreement, we may also purchase or exchange such units for shares of our Class A common stock. For any units of Manning & Napier Group exchanged, the Company will (i) pay an amount of cash equal to the number of units exchanged multiplied by the value of one share of the Company’s Class A common stock less a market discount and expected expense, or, at the Company’s election, (ii) issue shares of the Company’s Class A common stock on a one-for-one basis, subject, in each case, to customary adjustments.

On March 31, 2015, the direct holders of units of Manning & Napier Group exchanged an aggregate of 3,161,502 Class A units of Manning & Napier Group for approximately $36.3 million paid to holders, none of whom are related persons, of exchanged units.

On April 29, 2016, the direct holders of units of Manning & Napier Group exchanged an aggregate of 2,111,913 Class A units of Manning & Napier Group for approximately $16.1 million paid to holders of exchanged units, of which approximately $1.9 million was paid to Mr. Cunningham and $3.2 million was paid to each of Messrs. Stamey and Coons.

The exchange agreement described above is filed as an exhibit to our 2011 Annual Report on Form 10-K, and the foregoing description is qualified by reference thereto.

Registration Rights Agreement

In November 2011, we entered into a registration rights agreement with the holders of units of Manning & Napier Group, pursuant to which the shares of Class A common stock issued upon exchanges of their units, if any, will be eligible for resale, subject to certain limitations set forth therein. Pursuant to the registration rights agreement, we filed a shelf registration statement registering shares of our Class A common stock that may be issued upon the exchange of units of Manning & Napier Group pursuant to the exchange agreement.

We have agreed in the registration rights agreement to indemnify the participating holders, solely in their capacity as selling stockholders, against any losses or damages resulting from or relating to any untrue statement, or omission, of any material fact contained in any registration statement, prospectus or any amendments or supplements thereto pursuant to which they may sell the shares of our Class A common stock that they receive upon exchange of their units, except to the extent such liability arose from information furnished by the selling stockholder used in a shelf registration statement, and the participating holders have agreed to indemnify us against all losses caused by their misstatements or omissions of a material fact relating to them. No selling stockholder shall be liable to the Company for an amount in excess of the amount received by such selling stockholder in the offering giving rise to such liability.

We will pay all expenses incident to our performance of, or compliance with, any registration or marketing of securities pursuant to the registration rights agreement. The selling stockholders will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares of our Class A common stock pursuant to the registration rights agreement.

The registration rights agreement described above is filed as an exhibit to our 2011 Annual Report on Form 10-K, and the foregoing description is qualified by reference thereto.

Tax Receivable Agreement

In November 2011, we entered into a tax receivable agreement with the other holders of units of Manning & Napier Group, pursuant to which we are required to pay to the holders of such units 85% of the applicable cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize, or are deemed to realize in certain circumstances, as a result of any step-up in tax basis in Manning & Napier Group’s assets resulting from (i) certain tax attributes of their units sold to us or exchanged (for shares of Class A common stock) and that are created as a result of the sales or exchanges and payments under the tax receivable agreement and (ii) tax benefits related to imputed interest. Payments pursuant to the tax receivable agreement totaled approximately $2.1 million for the year ended December 31, 2015, of which approximately $1.1 million was paid to Mr. Manning. The remaining approximately $1.1 million was paid to the other holders, none of whom are related persons.

The tax receivable agreement described above is filed as an exhibit to our 2011 Annual Report on Form 10-K, and the foregoing description is qualified by reference thereto.

Employment Arrangement

Geoffrey Rosenberger’s daughter, Kasey Wopperer, is employed as a junior research analyst at MNA. Mrs. Wopperer has been employed by MNA since 2009 and her 2015 compensation, including salary and bonus, was approximately $200,000.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. If any other matters should arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each director, officer and any individual beneficially owning more than 10% of the Company’s capital stock to file with the SEC reports of security ownership and reports on subsequent changes in ownership.

To the Company’s knowledge, with respect to the fiscal year ended December 31, 2015, the Company’s officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a).

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

In order for a stockholder proposal to be eligible to be considered for inclusion in the Company’s proxy statement and proxy card for the 2017 Annual Meeting of Stockholders, the proposal must be received by the Company at its principal executive offices, 290 Woodcliff Drive, Fairport, New York 14450, Attn: Richard B. Yates, Chief Legal Officer and Secretary, no later than December 30, 2016, and must otherwise comply with Rule 14a-8 of the Exchange Act. A stockholder wishing to present other proposals at the 2017 Annual Meeting, including any nomination of persons for election to the Board of Directors, must provide proper written notice such that the proposal must: (1) be received by the Company at the address set forth in the preceding sentence not less than 90 days nor more than 120 days prior to June 16, 2017; provided that if the date of the 2017 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary date of the 2016 Annual Meeting of Stockholders, the proposal must be received by the Company in accordance with its Amended and Restated Bylaws and applicable law no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed and the date on which public disclosure of the meeting date was made; and (2) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations and the Company’s Amended and Restated Bylaws and policies. A stockholder notice to the Company of any such proposal must include the information required by the Company’s Amended and Restated Bylaws.

HOUSEHOLDING

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the SEC called “householding.” Under this practice, certain stockholders who have the same address and last name will receive only one copy of this Proxy Statement and the Company’s Annual Report, unless one or more of these stockholders notifies the Company that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one copy of this Proxy Statement and the Annual Report, and would like to request a separate copy of these materials, or you do not wish to participate in householding in the future, please (1) mail such request to Manning & Napier, Inc. Attn: Investor Relations Department, 290 Woodcliff Drive, Fairport, New York 14450, or (2) contact our Investor Relations Department toll-free at 1-800-983-3369. Similarly, you may also contact the Company if you received multiple copies of the Company’s proxy materials and would prefer to receive a single copy in the future.

ELECTRONIC DELIVERY OF PROXY MATERIALS

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are offering stockholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To elect this convenience, shareholders may follow the instructions when voting online at www.proxyvote.com. Following the 2016 Annual Meeting of Stockholders, you may continue to register for electronic delivery of future documents by visiting www.proxyvote.com. If you own shares indirectly through a broker, bank, or other nominee, please contact your financial institution for additional information regarding enrolling for electronic delivery.

We are pleased to be using the SEC’s rule that allows companies to furnish proxy materials to their stockholders over the Internet. In accordance with this rule, on or about May 6, 2016, we will send stockholders of record at the close of business on April 20, 2016 a Notice of Internet Availability of Proxy Materials or a full set of proxy materials. The Notice contains instructions on how to access our Proxy Statement and Annual Report for the year ended December 31, 2015 via the Internet and how to vote.

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders to be held on June 16, 2016. Our 2016 Proxy Statement and Annual Report for the year ended December 31, 2015, are available free of charge on our website at www.manning-napier.com.

WHERE YOU CAN FIND MORE INFORMATION

The Company files reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information concerning the Company at the SEC’s public reference room at 100 F Street, N.C., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company. The Company’s Class A common stock is quoted on the NYSE under the ticker symbol MN. These reports, proxy statements and other information are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

You may request a copy of the Company’s filings (other than exhibits that are not specifically incorporated by reference therein) at no cost by writing or telephoning us at the following address:

Manning & Napier, Inc.

Attn: Investor Relations Department

290 Woodcliff Drive

Fairport, New York 14450

(800) 983-3369

If you would like to request documents from the company, please do so by June 1, 2016 to receive them before the Annual Meeting.

You should rely only on the information contained in this Proxy Statement to vote on the proposals solicited in this Proxy Statement. The Company has not authorized anyone else to provide you with different information. You should not assume that the information in this Proxy Statement is accurate as of any date other than April 29, 2016.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Richard B. Yates
Richard B. Yates
Chief Legal Officer and Secretary

Fairport, New York

April 29, 2016

MANNING & NAPIER, INC. 290 WOODCLIFF DRIVE FAIRPORT, NY 14450

VOTE BY INTERNET

Before The Meeting—Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting—Go to www.virtualshareholdermeeting.com/MN2016

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E07230-P77432 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MANNING & NAPIER, INC. For All Withhold All Except For All The Board of Directors recommends you vote FOR the following:

1. Election of Directors ! ! !

Nominees:

01) William Manning 05) Richard Barrington 02) Richard Goldberg 06) Geoffrey Rosenberger 03) Barbara Goodstein 07) Michael Jones 04) Edward J. Pettinella

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For Against Abstain

The Board of Directors recommends you vote FOR proposals 2 and 3.

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for our fiscal year ending December 31, 2016.

3. Advisory (non-binding) vote approving compensation of our named executive of?cers.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write ! them on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E07231-P77432

MANNING & NAPIER, INC. ANNUAL MEETING OF STOCKHOLDERS

JUNE 16, 2016

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Richard Yates and William Manning, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common stock of MANNING & NAPIER, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on June 16, 2016, and any adjournment or postponement thereof. The Annual Meeting will be a virtual meeting, which stockholders can attend over the Internet at www.virtualshareholdermeeting.com/MN2016.

This proxy, when properly executed, will be voted in the manner directed herein and, in the discretion of the proxy holders, on any other matters that may properly come before the annual meeting or any adjournments or postponements thereof. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side